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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cavco Industries Inc. Stock Incentive Plan of our report dated April 10, 2003, except as to Notes 1, 2, and 6 as to which the date is June 12, 2003, with respect to the consolidated financial statements of Cavco Industries, Inc. and subsidiary as of March 31, 2003 and 2002 and for each of the three years in the period ended March 31, 2003, included in their Form 10 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Phoenix, Arizona
July 6, 2003